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                             STOCK OPTION AGREEMENT


         THIS OPTION AGREEMENT, dated as of _________, 2000, between COMC, INC., an Illinois corporation (the "Company") and ____________ (the "Optionee") is made and entered into with reference to the following facts.

         WHEREAS, the Company, in consideration of the Optionee's agreement to purchase shares of the Company's common stock pursuant to that certain Stock Purchase Agreement by and between the Company and Optionee of even date herewith (the "Stock Purchase Agreement"), desires to grant to the Optionee an option to increase his proprietary interest in the Company and its subsidiaries.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto mutually agree as follows:

         1. Grant of Option. Subject to the terms and conditions hereinafter set forth, the Company hereby grants to Optionee, the option (the "Option") to purchase, during the period specified in Paragraph 2 and at the purchase price specified in Paragraph 3, all or any part of ___________ shares (the "Shares") of the Common Stock of the Company, $.01 par value (the "Common Stock"), which, when issued upon the exercise of the Option, and paid for in accordance with the terms hereof, shall be fully paid and nonassessable.

         2. Period and Exercise.

                  A. Subject to the provisions of Paragraphs 3 and 8, the Option shall be immediately exercisable, in whole or in part, at any time during the term of the Option. The Option and all rights thereunder shall terminate on a date five (5) years from the date of this Agreement (the "Termination Date").

                  B. The Option may be exercised pursuant to its terms by the Optionee's giving written notice thereof to the Secretary or Chief Financial Officer of the Company at its then principal office. Such notice shall state the number of Shares with respect to which the Option is being exercised and shall be accompanied by payment in full of the exercise price for such Shares in cash, by check payable in good funds to the order of the Company, by the delivery of shares of Common Stock of the Company valued at their fair market value on the date of exercise, or by the surrender of options with respect to such number of other shares which, when multiplied by the excess of the fair market value of a share of Common Stock on the date of exercise over the exercise price of such surrendered option, equals the exercise price, or the portion thereof, to be satisfied on such surrender.

                  C. The Company may in its discretion require, whether or not a registration statement under the Securities Act of 1933 (the "Act") is then in effect with respect to the Shares issuable upon such exercise, that as a condition precedent to the exercise of the Option, the person exercising the Option give to the Company a written representation and undertaking satisfactory in form and substance to the Company that he is acquiring the Shares for his or her own account for investment and not with a view to the distribution or resale thereof and otherwise establish to the Company's satisfaction that the offer or sale of the Shares issuable


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upon the exercise of the Option will not constitute or result in any breach or violation of the Act, or any similar act or statute or any rulings or regulations thereunder.

         3. Option Price. Subject to the provisions of Paragraph 5, the option price per share shall be $1.00 per share (the "Option Price").

         4. Listing, Registration and other Legal Requirements.

                  A. The granting and exercise of this Option and the Company's obligation to deliver Shares pursuant to an exercise of the Option shall be subject to all applicable federal and state laws, rules and regulations, and to obtaining such approvals by registration or qualification with a regulatory or governmental agency as may be required. Pending the satisfaction of the foregoing, such exercise shall be deemed suspended and there shall be returned to the person exercising the Option the proceeds representing the exercise price. In such event, the Company shall provide notice to the Optionee or his representative of the satisfaction of the foregoing condition, whereupon the right to exercise the Option shall be reinstated.

                  B. In accordance with the terms and conditions of that certain Registration Rights Agreement by and between the Company, Optionee and certain other investors that is of even date herewith and attached hereto as Exhibit A, the Company shall file a registration statement with the Securities and Exchange Commission, and use its best efforts to effect such registration, including, without limitation, the execution of an undertaking to file post-effective amendments, and shall take all actions to comply with applicable regulations issued under the Act, as may required under such Registration Rights Agreement.

         5. Adjustments for Reorganization, Liquidation, Stock Dividends or Stock Splits.

                  A. If the Company is reorganized, or merged or consolidated with another corporation while the Option, or any portion thereof, remains outstanding, there shall be substituted for the shares subject to the unexercised portion of the Option an appropriate number of shares of each class of stock or other securities of the reorganized, or merged or consolidated corporation which were distributed to the shareholders of the Company in respect of such shares; provided, however, that this Option may be exercised in full by the Optionee as of the effective date of any such reorganization, merger or consolidation by the Optionee's giving notice in writing to the Company of his intention to so exercise.

                  B. If the Company is liquidated or dissolved while the Option, or any portion thereof, remains unexercised, then such unexercised portion of the Option may be exercised in full by the Optionee as of the effective date of any such liquidation or dissolution of the Company by the Optionee's giving notice in writing to the Company of his intention to so exercise.

                  C. If the outstanding shares of common stock of the Company shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination or exchange of shares, or recapitalization not involving cash or consideration other than shares, and as often as the same shall occur, then the number, class and kind of shares subject to this Option, and the Option Price, shall be appropriately and equitably adjusted, as determined by the Board of Directors of the Company so as to maintain the proportionate number of shares without



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changing the Option Price; provided, however, that no adjustment shall be made by reason of the distribution of subscription rights on outstanding stock.

         6. Corporate Reorganization; Liquidation. In the event of a reorganization by means of merger or consolidation of the Company with, or sale or substantially all the assets of the Company to another corporation or the dissolution or liquidation of the Company while all or part of the Option remains outstanding under this Agreement, there shall be substituted for the shares subject to the unexercised portion of the Option an appropriate number of shares (as determined by the Board of Directors of the Company) of each class of stock, other securities or other assets of the reorganized corporation or, if liquidated, the Company, which would have been distributed in respect of such Shares if the Option had been exercised immediately prior to the record date of the applicable foregoing transaction; provided, however, that the Optionee may exercise in full the Option granted hereunder as of the effective date of any such reorganization or dissolution or liquidation of the Company by giving notice to the Company of his intention to so exercise.

         7. No Rights in Shares Prior to Exercise. The Optionee shall not be considered a record holder of any of the Shares subject to an unexercised portion of the Option until the date on which he or she shall exercise the Option as to such Shares in accordance with Paragraph 2 hereof; provided, however, in the event the exercise is effected within 10 days prior to the record date for the determination of holders entitled to vote at a meeting of shareholders, the holder of the Shares received upon exercise of the Option shall not have any right to vote the Shares received at such meeting.

         8. Stock Reserved. The Company shall at all times during the term of this Agreement reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement and shall pay all original issue taxes, if any, on the exercise of the Option, and all other fees and expenses necessarily incurred by the Company in connection therewith.

         9. Assignment, Transferees. Optionee may not assign his rights or obligations under this Agreement without the prior written consent of Company. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         10. Amendment. This agreement may not be amended or modified at any time without the prior written consent of the parties hereto.

         11. Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given when received and shall be delivered personally, mailed by registered or certified mail, return receipt requested, or, to the extent available, sent by facsimile transmission to the parties at the addresses set forth below (or at such other address as a party may specify, by notice to the other):



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         If to the Company:  COMC, Inc.
                             2840 Howe Road, Suite D
                             Martinez, CA 94553-4000
                             Attention: Chief Financial Officer
                             Fax No.: (925) 335-4022

         with a copy to:     Scott Smith, Esq.
                             McCutchen Doyle Brown Enersen LLP
                             Three Embarcadero Center
                             San Francisco, California 94111
                             Fax No. (415) 393-2106

         If to Optionee:


         with a copy to:


         12. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of California.

         13. Fractional Share. The Company shall not be required to issue any fractional share upon exercise of the Option, but it shall pay to the Optionee or to his or her personal representative or beneficiary who acquires the right to exercise the Option by bequest or inheritance on the death of the Optionee, the cash equivalent of any fractional share interests, as determined in the sole discretion of the Board or the Committee.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

                                   COMC, INC.



                                   By:
                                      -----------------------
                                   Name:  John J. Ackerman
                                   Title: Chairman


                                   ---------------------------
                                   Optionee



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